Southern Connecticut Bancorp, Inc. 8-K

EXHIBIT 99.1

For More Information, Contact:
Joseph J. Greco
Chief Executive Officer
Stephen V. Ciancarelli
Senior Vice President & Chief Financial Officer
(203) 782-1100

In Memorium
Carl R. Borrelli, Founding Director and Vice Chairman of
Southern Connecticut Bancorp, Inc. and
The Bank of Southern Connecticut Inc.

NEW HAVEN, CONNECTICUT (December 18, 2012) – Southern Connecticut Bancorp, Inc. (NYSE MKT: SSE) (the “Company”), the holding company for The Bank of Southern Connecticut (the “Bank”), today announced the passing away of Carl R. Borrelli, a founding director of the Company and Bank, on December 18, 2012.  The directors, management and employees of the Company and Bank mourn the loss of Mr. Borrelli, who had continuously served on the Boards of Directors of the Company and Bank since 2000 and who had served as Vice Chairman of the Company and Bank since June 2012.

Alphonse F. Spadaro, Jr., Chairman of the Board of the Company and Bank, said “We are deeply saddened by the passing away of my dear friend, Carl, who I am proud to have known for over 35 years and who I have had the honor to serve alongside on the Boards of the Company and Bank for the past 12 or so years.  He was an exceptional man who always had the Company’s and Bank’s best interest in hand and who always believed in the Bank’s mission to be a community bank servicing the needs of the local communities in which it operates.  We will miss him dearly for his sage advice, strong leadership qualities and unwavering commitment to the Company and Bank as well as for his knowledge of the Greater New Haven community.  Our thoughts and prayers are with his wife and family during this most difficult of times.”

Mr. Borrelli’s obituary may be viewed at the following website:

http://www.torellofh.com/sitemaker/sites/PeterH1/obit.cgi?user=844814Borrelli

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, which is headquartered in New Haven, Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to mid-sized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates four branches: two in New Haven, Connecticut, one in Branford, Connecticut and one in North Haven, Connecticut.